                                                /------------------------------/
                                                /        OMB APPROVAL          /
                                                /------------------------------/
                                                / OMB Number:        3235-0104 /
                                                / Expires:  September 30, 1998 /
                                                / Estimated average burden     /
                                                / hours per response...... 0.5 /
                                                /------------------------------/
+--------+
| FORM 3 |          U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                  WASHINGTON, D.C. 20549
            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

    Eos Partners, L.P.
    ----------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

    320 Park Avenue, 22nd Floor
    ----------------------------------------------------------------------------
                                   (Street)

    New York                           NY                           10022
    ----------------------------------------------------------------------------
        (City)                      (State)                           (Zip)

2.  Date of Event Requiring Statement (Month/Day/Year)                6/26/02
                                                                  --------------
3.  IRS Identification Number of Reporting Person, if any entity
    (Voluntary)
                --------------
4.  Issuer Name and Ticker or Trading Symbol
    Interep National Radio
    Sales, Inc. (Irep)
    -----------------------------------
5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
        Director        Officer              X  10% Owner        Other
    ---             ---                     ---              ---
                        (give title below)                       (specify below)

    ----------------------------------------------------------------------------
6.  If Amendment, Date of Original (Month/Day/Year)
                                                    ----------------------------
7.  Individual or Joint Group Filing (Check Applicable Line)
        Form Filed by One Reporting Person
    ---
     X  Form filed by More than One Reporting Person
    ---
             TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

--------------------------------------------------------------------------------
1. Title           2. Amount of         3. Ownership Form:  4. Nature of
   of                 Securities Bene-     Direct (D) or       Indirect Bene-
   Security           ficially Owned       Indirect (I)        ficial Ownership
   (Instr. 4)         (Instr. 4)           (Instr. 5)          (Instr. 5)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see
  Instruction 5(b)(v).

              TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED
        (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative      2. Date Exer-      3. Title and Amount of Securities   4. Conversion   5. Ownership   6. Nature of In-
    Security (Instr. 4)         cisable and        Underlying Derivative Security      or              Form of        direct Bene-
                                Expiration         (Instr. 4)                          Exercise        Derivative     ficial
                                Date                                                   Price           Security:      Ownership
                                (Month/Day/                                            of              Direct (D)     (Instr. 5)
                                Year)                                                  Derivative      or In-
                            ------------------------------------------------------     Security        direct (I)
                             Date        Expira-                        Amount or                      (Instr. 5)
                             Exer-       tion            Title          Number of
                             cisable     Date                           Shares
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Series A Convertible                                   Class A Common
  Preferred Stock(1)        immediately                Stock             62,500         $4.00          D
------------------------------------------------------------------------------------------------------------------------------------
                                                       Class A Common
Warrant(2)                  immediately   6/26/02      Stock             15,625         $4.00          D
------------------------------------------------------------------------------------------------------------------------------------
Series A Convertible                                   Class A Common
  Preferred Stock(3)        immediately                Stock             1,148,000      $4.00          D
------------------------------------------------------------------------------------------------------------------------------------
                                                       Class A Common
Warrant(3)                  immediately   6/26/02      Stock             287,000        $4.00          D
------------------------------------------------------------------------------------------------------------------------------------
Series A Convertible                                   Class A Common
  Preferred Stock(4)        immediately                Stock             39,500         $4.00          D
------------------------------------------------------------------------------------------------------------------------------------
                                                       Class A Common
Warrant(5)                  immediately   6/26/02      Stock             9,875          $4.00          D
------------------------------------------------------------------------------------------------------------------------------------
Series A Convertible                                   Class A Common
  Preferred Stock(6)        immediately                Stock             1,148,000      $4.00          I               (6)
------------------------------------------------------------------------------------------------------------------------------------
                                                       Class A Common
Warrant(7)                  immediately   6/26/02      Stock             287,000        $4.00          I               (7)
------------------------------------------------------------------------------------------------------------------------------------
Series A Convertible                                   Class A Common
  Preferred Stock(8)        immediately                Stock             1,148,000      $4.00          I               (8)
------------------------------------------------------------------------------------------------------------------------------------
                                                       Class A Common
Warrant(9)                  immediately   6/26/02      Stock             287,000        $4.00          I               (9)
------------------------------------------------------------------------------------------------------------------------------------
Series A Convertible                                   Class A Common
  Preferred Stock(10)       immediately                Stock             1,148,000      $4.00          I               (10)
------------------------------------------------------------------------------------------------------------------------------------
                                                       Class A Common
Warrant(11)                 immediately   6/26/02      Stock             287,000        $4.00          I               (11)
------------------------------------------------------------------------------------------------------------------------------------
Series A Convertible                                   Class A Common
  Preferred Stock(12)       immediately                Stock             39,500         $4.00          I               (12)
------------------------------------------------------------------------------------------------------------------------------------
                                                       Class A Common
Warrant(13)                 immediately   6/26/02      Stock             9,875          $4.00          I               (13)
------------------------------------------------------------------------------------------------------------------------------------
Series A Convertible                                   Class A Common
  Preferred Stock(14)       immediately                Stock             1,250,000      $4.00          I               (14)
------------------------------------------------------------------------------------------------------------------------------------
                                                       Class A Common
Warrant(15)                 immediately   6/26/02      Stock             312,500        $4.00          I               (15)
------------------------------------------------------------------------------------------------------------------------------------

                                                /------------------------------/
                                                /        OMB APPROVAL          /
                                                /------------------------------/
                                                / OMB Number:        3235-0104 /
                                                / Expires:  September 30, 1998 /
                                                / Estimated average burden     /
                                                / hours per response...... 0.5 /
                                                /------------------------------/
+--------+
| FORM 3 |          U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                  WASHINGTON, D.C. 20549
            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)
--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

    Eos Partners, L.P.
    ----------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

    320 Park Avenue, 22nd Floor
    ----------------------------------------------------------------------------
                                   (Street)

    New York                           NY                           10022
    ----------------------------------------------------------------------------
        (City)                      (State)                           (Zip)

2.  Date of Event Requiring Statement (Month/Day/Year)                6/26/02
                                                                  --------------
3.  IRS Identification Number of Reporting Person, if an entity
    (Voluntary)
                --------------
4.  Issuer Name and Ticker or Trading Symbol
    Interep National Radio
    Sales, Inc. (Irep)
    -----------------------------------
5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
        Director        Officer              X  10% Owner        Other
    ---             ---                     ---              ---
                        (give title below)                       (specify below)

    ----------------------------------------------------------------------------
6.  If Amendment, Date of Original (Month/Day/Year)
                                                    ----------------------------
7.  Individual or Joint Group Filing (Check Applicable Line)
        Form filed by One Reporting Person
    ---
     X  Form filed by More than One Reporting Person
    ---
             TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

--------------------------------------------------------------------------------
1. Title           2. Amount of         3. Ownership Form:  4. Nature of
   of                 Securities Bene-     Direct (D) or       Indirect Bene-
   Security           ficially Owned       Indirect (I)        ficial Ownership
   (Instr. 4)         (Instr. 4)           (Instr. 5)          (Instr. 5)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED
        (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative      2. Date Exer-      3. Title and Amount of Securities   4. Conversion   5. Ownership   6. Nature of In-
    Security (Instr. 4)         cisable and        Underlying Derivative Security      or              Form of        direct Bene-
                                Expiration         (Instr. 4)                          Exercise        Derivative     ficial
                                Date                                                   Price           Security:      Ownership
                                (Month/Day/                                            of              Direct (D)     (Instr. 5)
                                Year)                                                  Derivative      or In-
                            ------------------------------------------------------     Security        direct (I)
                             Date        Expira-                        Amount or                      (Instr. 5)
                             Exer-       tion            Title          Number of
                             cisable     Date                           Shares
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Series A Convertible                                   Class A Common
  Preferred Stock(16)       immediately                Stock             1,250,000      $4.00          I               (16)
------------------------------------------------------------------------------------------------------------------------------------
                                                       Class A Common
Warrant(17)                 immediately   6/26/02      Stock             312,500        $4.00          I               (17)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

Explanation of Response:





Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                         /s/  Steven M. Friedman             July 3, 2002
                         -------------------------------     -------------------
                         **Signature of Reporting Person     Date

(1) The Reporting Person is not in its individual capacity a 10% Owner, but may be deemed to be a member of a group that owns, in the aggregate, more than 10% of the Issuer's outstanding Class A Common Stock (assuming the conversion of the Series A Preferred Stock owned of record by the Reporting Person).

(2) The Reporting Person is not in its individual capacity a 10% Owner, but may be deemed to be a member of a group that owns, in the aggregate, more than 10% of the Issuer's outstanding Class A Common Stock (assuming the exercise of the Warrant owned of record by the Reporting Person).

(3) These securities are owned of record by Eos Partners SBIC II, L.P.

(4) These securities are owned of record by Eos Partners (Offshore), L.P. Eos Partners (Offshore), L.P. is not in its individual capacity a 10% Owner, but may be deemed to be part of a group that owns, in the aggregate, more than 10% of the Issuer's outstanding Class A Common Stock (assuming the conversion of the Series A Preferred Stock owned of record by Eos Partners (Offshore), L.P.)

(5) These securities are owned of record by Eos Partners (Offshore), L.P. Eos Partners (Offshore), L.P. is not in its individual capacity a 10% Owner, but may be deemed to be part of a group that owns, in the aggregate, more than 10% of the Issuer's outstanding Class A Common Stock (assuming the exercise of the Warrant owned of record by Eos Partners (Offshore), L.P.) (6) Eos SBIC General II, L.P., as the general partner of Eos Partners SBIC II, L.P., is an indirect beneficial owner of the Issuer's Class A Common Stock owned of record by Eos Partners SBIC II, L.P. (assuming the conversion of the Series A Preferred Stock owned of record by Eos Partners SBIC II, L.P.) Eos SBIC General II, L.P. disclaims beneficial ownership of all such securities that exceed its pecuniary interest.

(7) Eos SBIC General II, L.P., as the general partner of Eos Partners SBIC II, L.P., is an indirect beneficial owner of the Issuer's Class A Common Stock owned of record by Eos Partners SBIC II, L.P. (assuming the exercise of the Warrant owned of record by Eos Partners SBIC II, L.P.) Eos SBIC General II, L.P. disclaims beneficial ownership of all such securities that exceed its pecuniary interest.

(8) Eos SBIC II, Inc., as the general partner of Eos SBIC General II, L.P., which is the general partner of Eos Partners SBIC II, L.P., is an indirect beneficial owner of the Issuer's Class A Common Stock owned of record by Eos Partners SBIC II, L.P. (assuming the conversion of the Series A Preferred Stock owned of record by Eos Partners SBIC II, L.P.) Eos SBIC II, Inc. disclaims beneficial ownership of all such securities that exceed its pecuniary interest.

(9) Eos SBIC II, Inc., as the general partner of Eos SBIC General II, L.P., which is the general partner of Eos Partners SBIC II, L.P., is an indirect beneficial owner of the Issuer's Class A Common Stock owned of record by Eos Partners SBIC II, L.P. (assuming the exercise of the Warrant owned of record by Eos Partners SBIC II, L.P.) Eos SBIC II, Inc. disclaims beneficial ownership of all such securities that exceed its pecuniary interest.


(10) Eos Partners, L.P. is an indirect beneficial owner of the Class A Common Stock owned of record by Eos Partners SBIC II, L.P. (assuming the conversion of the Series A Preferred Stock owned of record by Eos Partners SBIC II, L.P.) Eos Partners is not in its individual capacity a 10% Owner, but may be deemed to be part of a group that owns, in the aggregate, more than 10% of the Issuer's outstanding Class A Common Stock (assuming the conversion of the Series A Preferred Stock owned of record by Eos Partners SBIC II, L.P.) Eos Partners, L.P. is the sole stockholder of of Eos SBIC II, Inc., which is the general partner of Eos SBIC General II, L.P., which in turn is the general partner of Eos Partners SBIC II, L.P. As a result, Eos Partners may be deemed to be an indirect beneficial owner of the Issuer's outstanding Class A Common Stock owned of record by Eos Partners SBIC II, L.P. (assuming the conversion of the Series A Preferred Stock owned of record by Eos Partners SBIC II, L.P.) Eos Partners, L.P. disclaims beneficial ownership of all such securities that exceed its pecuniary interest.

(11) Eos Partners, L.P. is an indirect beneficial owner of the Issuer's outstanding Class A Common Stock owned of record by Eos Partners SBIC II, L.P. (assuming the exercise of the Warrants owned of record by Eos Partners SBIC II, L.P.) Eos Partners is not in its individual capacity a 10% Owner, but may be deemed to be part of a group that owns, in the aggregate, more than 10% of the Issuer's outstanding Class A Common Stock (assuming the exercise of the Warrants owned of record by Eos Partners SBIC II, L.P.) Eos Partners, L.P. is the sole stockholder of of Eos SBIC II, Inc., which is the general partner of Eos SBIC General II, L.P., which in turn is the general partner of Eos Partners SBIC II, L.P. As a result, Eos Partners may be deemed to be an indirect beneficial owner of the Issuer's Class A Common Stock owned of record by Eos Partners SBIC II, L.P. (assuming the exercise of the Warrant owned of record by Eos Partners SBIC II, L.P.) Eos Partners, L.P. disclaims beneficial ownership of all such securities that exceed its pecuniary interest.

(12) Eos General, LLC, as the general partner of Eos Partners (Offshore), L.P., is an indirect beneficial owner of the Issuer's outstanding Class A Common Stock owned of record by Eos Partners (Offshore), L.P. (assuming the conversion of the Series A Preferred Stock owned of record by Eos Partners (Offshore), L.P.) Eos General, LLC is not in its individual capacity a 10% Owner, but may be deemed to be a member of a group that owns, in the aggregate, more than 10% of the Issuer's outstanding Class A Common Stock (assuming the conversion of the Series A Preferred Stock owned of record by Eos Partners (Offshore), L.P.) Eos General, LLC disclaims beneficial ownership of all such securities that exceed its pecuniary interest.

(13) Eos General, LLC, as the general partner of Eos Partners (Offshore), L.P., is an indirect beneficial owner of the Issuer's outstanding Class A Common Stock owned of record of record by Eos Partners (Offshore), L.P. (assuming the exercise of the Warrant owned of record by Eos Partners (Offshore), L.P.) Eos General, LLC is not in its individual capacity a 10% Owner, but may be deemed to be a member of a group that owns, in the aggregate, more than 10% of the Issuer's outstanding Class A Common Stock (assuming the exercise of the Warrants owned of record by Eos Partners (Offshore), L.P.) Eos General, LLC disclaims beneficial ownership of all such securities that exceed its pecuniary interest.

(14) Brian D. Young is a general partner of Eos Partners, L.P. and a managing member of Eos General, LLC. Brian D. Young is not in his individual capacity a 10% Owner, but may be deemed to be part of a group that owns, in the aggregate, more than 10% of the Issuer's outstanding Class A Common Stock (assuming the conversion of the Series A Preferred Stock owned of record by the Reporting Person, Eos Partners SBIC II, L.P. and Eos Partners (Offshore), L.P.) Eos Partners, L.P. is the sole stockholder of Eos SBIC II, Inc., which is the general partner of Eos SBIC General II, L.P., which in turn is the general partner of Eos Partners SBIC II, L.P. Eos General, LLC is the general partner of Eos Partners (Offshore), L.P. As a result, Brian D. Young may be deemed to be an indirect beneficial owner of the Issuer's outstanding Class A Common Stock owned of record by Eos Partners, L.P., Eos Partners SBIC II, L.P. and Eos Partners (Offshore), L.P. (assuming the conversion of the Series A Preferred Stock owned of record by the Reporting Person, Eos Partners SBIC II, L.P. and Eos Partners (Offshore), L.P.) Brian D. Young disclaims beneficial ownership of all such securities that exceed his pecuniary interest.


(15) Brian D. Young is a general partner of Eos Partners, L.P. and a managing member of Eos General, LLC. Brian D. Young is not in his individual capacity a 10% Owner, but may be deemed to be part of a group that owns, in the aggregate, more than 10% of the Issuer's outstanding Class A Common Stock (assuming the conversion of the Warrants owned of record by the Reporting Person, Eos Partners SBIC II, L.P. and Eos Partners (Offshore), L.P.) Eos Partners, L.P. is the sole stockholder of Eos SBIC II, Inc., which is the general partner of Eos SBIC General II, L.P., which in turn is the general partner of Eos Partners SBIC II, L.P. Eos General, LLC is the general partner of Eos Partners (Offshore), L.P. As a result, Brian D. Young may be deemed to be an indirect beneficial owner of the Issuer's outstanding Class A Common Stock owned of record by Eos Partners, L.P., Eos Partners SBIC II, L.P. and Eos Partners (Offshore), L.P. (assuming the conversion of the Warrants owned of record by the Reporting Person, Eos Partners SBIC II, L.P. and Eos Partners (Offshore), L.P.) Brian D. Young disclaims beneficial ownership of all such securities that exceed his pecuniary interest.

(16) Steven M. Friedman is a general partner of Eos Partners L.P. and a managing member of Eos General, LLC. Steven M. Friedman is not in his individual capacity a 10% Owner, but may be deemed to be part of a group that beneficially owns, in the aggregate, more than 10% of the Issuer's outstanding Class A Common Stock (assuming the conversion of the Series A Preferred Stock owned of record by the Reporting Person, Eos Partners SBIC II, L.P. and Eos Partners (Offshore), L.P.) Eos Partners, L.P. is the sole stockholder of Eos SBIC II, Inc., which is the general partner of Eos SBIC General II, L.P., which in turn is the general partner of Eos Partners SBIC II, L.P. Eos General, LLC is the general partner of Eos Partners (Offshore), L.P. As a result, Steven M. Friedman may be deemed to be an indirect beneficial owner of the Issuer's outstanding Class A Common Stock owned of record by Eos Partners, L.P., Eos Partners SBIC II, L.P. and Eos Partners (Offshore), L.P. (assuming the conversion of the Series A Preferred Stock owned of record by the Reporting Person, Eos Partners SBIC II, L.P. and Eos Partners (Offshore), L.P.) owned of record by Eos Partners, L.P., Eos Partners SBIC II, L.P. and Eos Partners (Offshore), L.P. Steven M. Friedman disclaims beneficial ownership of all such securities that exceed his pecuniary interest.


(17) Steven M. Friedman is a general partner of Eos Partners L.P. and a managing member of Eos General, LLC. Steven M. Friedman is not in his individual capacity a 10% Owner, but may be deemed to be part of a group that beneficially owns, in the aggregate, more than 10% of the Issuer's outstanding Class A Common Stock (assuming the conversion of the Common Stock Warrants owned of record by the Reporting Person, Eos Partners SBIC II, L.P. and Eos Partners (Offshore), L.P.) Eos Partners, L.P. is the sole stockholder of Eos SBIC II, Inc., which is the general partner of Eos SBIC General II, L.P., which in turn is the general partner of Eos Partners SBIC II, L.P. Eos General, LLC is the general partner of Eos Partners (Offshore), L.P. As a result, Steven M. Friedman may be deemed to be an indirect beneficial owner of the Issuer's outstanding Class A Common Stock owned of record by Eos Partners, L.P., Eos Partners SBIC II, L.P. and Eos Partners (Offshore), L.P. (assuming the conversion of the Common Stock Warrants owned of record by the Reporting Person, Eos Partners SBIC II, L.P. and Eos Partners (Offshore), L.P.) Steven M. Friedman disclaims beneficial ownership of all such securities that exceed his pecuniary interest.

                             JOINT FILER INFORMATION

------------------------------------- ------------------------------------------
Name:                                 Eos Partners SBIC II, L.P.
------------------------------------- ------------------------------------------
Address:                              320 Park Avenue, 22nd Floor
                                      New York, NY 10022
------------------------------------- ------------------------------------------
Designated Filer:                     Eos Partners, L.P.
------------------------------------- ------------------------------------------
Issuer & Ticker Symbol:               Interep National Radio Sales, Inc. (IREP)
------------------------------------- ------------------------------------------
Date of Event:                        June 26, 2002
------------------------------------- ------------------------------------------
Signature:                            /s/ Steven M. Friedman

------------------------------------- ------------------------------------------


------------------------------------- ------------------------------------------
Name:                                 Eos Partners (Offshore), L.P.
------------------------------------- ------------------------------------------
Address:                              P.O. Box  309
                                      Ugland House
                                      South Church Street
                                      Georgetown, Grand Cayman
                                      Cayman Islands

------------------------------------- ------------------------------------------
Designated Filer:                     Eos Partners, L.P.
------------------------------------- ------------------------------------------
Issuer & Ticker Symbol:               Interep National Radio Sales, Inc. (IREP)
------------------------------------- ------------------------------------------
Date of Event:                        June 26, 2002
------------------------------------- ------------------------------------------
Signature:                            /s/ Steven M. Friedman

------------------------------------- ------------------------------------------


------------------------------------- ------------------------------------------
Name:                                 Eos SBIC General II, L.P.
------------------------------------- ------------------------------------------
Address:                              320 Park Avenue, 22nd Floor
                                      New York, NY 10022
------------------------------------- ------------------------------------------
Designated Filer:                     Eos Partners, L.P.
------------------------------------- ------------------------------------------
Issuer & Ticker Symbol:               Interep National Radio Sales, Inc. (IREP)
------------------------------------- ------------------------------------------
Date of Event:                        June 26, 2002
------------------------------------- ------------------------------------------
Signature:                            /s/ Steven M. Friedman

------------------------------------- ------------------------------------------


------------------------------------- ------------------------------------------
Name:                                 Eos SBIC II, Inc.
------------------------------------- ------------------------------------------
Address:                              320 Park Avenue, 22nd Floor
                                      New York, NY 10022
------------------------------------- ------------------------------------------
Designated Filer:                     Eos Partners, L.P.
------------------------------------- ------------------------------------------
Issuer & Ticker Symbol:               Interep National Radio Sales, Inc. (IREP)
------------------------------------- ------------------------------------------
Date of Event:                        June 26, 2002
------------------------------------- ------------------------------------------
Signature:                            /s/ Steven M. Friedman

------------------------------------- ------------------------------------------


------------------------------------- ------------------------------------------
Name:                                 Eos General, LLC
------------------------------------- ------------------------------------------
Address:                              320 Park Avenue, 22nd Floor
                                      New York, NY 10022
------------------------------------- ------------------------------------------
Designated Filer:                     Eos Partners, L.P.
------------------------------------- ------------------------------------------
Issuer & Ticker Symbol:               Interep National Radio Sales, Inc. (IREP)
------------------------------------- ------------------------------------------
Date of Event:                        June 26, 2002
------------------------------------- ------------------------------------------
Signature:                            /s/ Steven M. Friedman

------------------------------------- ------------------------------------------

------------------------------------- ------------------------------------------
Name:                                 Brian D. Young
------------------------------------- ------------------------------------------
Address:                              320 Park Avenue, 22nd Floor
                                      New York, NY 10022
------------------------------------- ------------------------------------------
Designated Filer:                     Eos Partners, L.P.
------------------------------------- ------------------------------------------
Issuer & Ticker Symbol:               Interep National Radio Sales, Inc. (IREP)
------------------------------------- ------------------------------------------
Date of Event:                        June 26, 2002
------------------------------------- ------------------------------------------
Signature:                            /s/ Brian D. Young

------------------------------------- ------------------------------------------


------------------------------------- ------------------------------------------
Name:                                 Steven M. Friedman
------------------------------------- ------------------------------------------
Address:                              320 Park Avenue, 22nd Floor
                                      New York, NY 10022
------------------------------------- ------------------------------------------
Designated Filer:                     Eos Partners, L.P.
------------------------------------- ------------------------------------------
Issuer & Ticker Symbol:               Interep National Radio Sales, Inc. (IREP)
------------------------------------- ------------------------------------------
Date of Event:                        June 26, 2002
------------------------------------- ------------------------------------------
Signature:                            /s/ Steven M. Friedman

------------------------------------- ------------------------------------------